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[LETTERHEAD]


MARCH 11, 1998


Ms. Mary Twinem, CFO
Buffalo Wild Wings Grill & Bar
1919 Interchange Tower
600 S. Highway 169
Minneapolis, MN 55426


Dear Ms. Twinem:

Pursuant to your request for a lease proposal, we are pleased to submit the following:

The following terms and conditions generally outline the proposed transaction and are based upon information furnished to us by you.


LESSEE:                       bw-3, Inc.

LESSOR: Carlton Financial Corporation and/or its nominees and participants

EQUIPMENT:                    FF&E for up to 11 locations through 6/30/99

EQUIPMENT COST:               Approximately $2,500,000 or $225,000 per location

DELIVERY/
ACCEPTANCE DATE:              To be determined

LEASE
COMMENCEMENT DATE:            To be determined.

INITIAL LEASE TERM:           60 Months

INTERIM LEASE TERM:           An interim lease term will commence from the
                              Delivery/Acceptance Date and terminate on the Lease Commencement Date


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INTERIM RENT:                 Interim Rent will be calculated based on the daily
                              equivalent of the lease factor rate multiplied by the Equipment Cost and will be payable on the Lease Commencement Date

RENTAL PAYMENTS:              Base Rents are to be monthly in advance, with
                              first payment in advance.

                                                        PURCHASE OPTION
                                                        ---------------
                                                          A         B
                                                         --        --
                              Lease Rate Factor: =     .02200    .02069

LEASE ADJUSTMENTS:            The effective lease rate contained within this
                              proposal is tied to the five year treasury index.
                              If there is a change in the treasury index at the time of lease commencement, the effective rate within the lease will be adjusted basis point for basis point for such change.

INVOICING:                    A single invoice will be furnished on a monthly
                              basis.

TAXES: Lessee will pay all fees, assessments, sales, use, property and other taxes imposed upon Lessor.

INSURANCE:                    Lessee will be required to maintain physical
                              damage and liability insurance in accordance with industry standards and acceptable to Lessor naming
                              Lessor as additional insured.

EQUIPMENT CONDITION/
MAINTENANCE:                  Lessee shall maintain (or cause to be maintained)
                              the Equipment in the same condition as when originally delivered, normal wear and tear expected. The Equipment must be capable of performing the task for which it was originally intended and conform to all regulatory requirements imposed by any governmental body during the Lease Term.

TRANSACTION EXPENSES:         Lessee shall each pay any and all transaction
                              expenses incurred. These expenses could include but are not limited to, UCC Financing
                              Statement(s), recording, appraisal, registration and perfection of title for the account of Lessee.

PURCHASE OPTION A:            At the end of the base lease term the Lessee shall
                              purchase the equipment for $1.00.

PURCHASE OPTION B:            Lessee, at it's option, may purchase all of
                              Lessor's right, title and interest in and to all, but not less than all of the equipment described in and covered by the Schedule for a purchase price equal to the greater of the (a) fair market value of the equipment, or (b) 11% of the original cost of the equipment or (c) renew for twelve months at .01008 of the original equipment cost.

UPGRADE OPTION:               Beginning after the Commencement Date of the
                              Lease, Lessee shall have the option to upgrade the Equipment defined in the


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                              Lease subject to the following additional
                              conditions: (1) Lessee is in compliance with all the terms and conditions of the Lease Agreement;
                              (2) The new equipment to be leased from Lessor under a new Lease or additional Schedule is subject to Lessor's then current lease charges and documentation which shall be mutually satisfactory to Lessee and Lessor: (3) Lessee's then current financial condition must be approved by Lessor for purposes of the new lease or additional schedule, such determination to be at Lessor's sole discretion; (4) The upgrade of new equipment covered by the Lease, the equipment remaining and new equipment must meet Lessor's approval.

EARLY BUYOUT OPTIONS:         The Lessee will have the opportunity to buyout the
                              Lease based on the following schedule:

                                         PAYMENT PERIOD     PREPAYMENT
                                         --------------      PENALTY
                                                             -------
                                              1-24              2%
                                             25-48              1%
                                             49-60              0%

Prepayment penalty based on schedule of payments attached.

CREDIT INFORMATION:           For our credit committee, we will need complete
                              financial statements for the last three years, three trade references with their names and telephone numbers, bank references with the names and telephone numbers of the officers to contact, and a complete equipment list indicating equipment descriptions, prices and vendors. We may request additional information as necessary.

CONDITIONS PRECEDENT:         The Lessor shall, at it's option, may terminate
                              the funding commitment in the event of any one of the following:

                              1. Any material adverse changes in the financial condition of the Lessee up to the funding date of the Master Lease or any subsequent schedule thereto.
                              2.   Any significant change in the equipment
                                   specifications.
                              3. Any change in the location of the specified equipment.

 Upon acceptance of this proposal, and prior to submission of this transaction to the lessor's credit committee, proposal fee in the $25,000 will be due and payable.

 If the transaction is approved, this fee will be applied, pro rata to the first monthly rental due under the lease, less a documentation fee and any transaction expenses. If the transaction is not approved, the fee will be returned. If the transaction is approved but takedown does not occur through no fault of Carlton Financial Corporation, this fee will be considered earned by Carlton Financial Corporation.

 This Proposal is subject to Lessor's Senior Finance Committee's approval and documentation must be satisfactory to Lessor.


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 I appreciate the opportunity to present to you the preceding proposal as a service of Carlton Financial Corporation. Should you have questions, please contact me at (612) 896-0314.

Sincerely,



CARLTON FINANCIAL CORPORATION

/s/  James D. Wanningman

James D. Wanningman
Senior Vice President

     This proposal must be accepted by March 25, 1998 or it will expire automatically.

                              ACCEPTED:

                                   By:  /s/  Mary Twinem
                                      -------------------------------------

                                   Its:  Treasurer
                                       ------------------------------------

                                   Date:  3/17/98
                                        -----------------------------------